Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nexstar Media Group, Inc. (formerly Nexstar Broadcasting Group, Inc.) of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 21, which is as of June 13, 2014 relating to the financial statements of LIN Media LLC which appears in Media General, Inc.’s Current Report on Form 8-K dated November 5, 2015.

/s/PricewaterhouseCoopers LLP

Hartford, CT

January 20, 2017